Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-249777, No. 333-256076 and No. 333-264267 on Form S-8 of our reports dated February 22, 2023, relating to the financial statements of Root, Inc. and the effectiveness of Root Inc.’s internal control over financial reporting (which expressed an adverse opinion on the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio

February 22, 2023